150103

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of Barbara K. Cegavske Secretary of State State of Nevada	Document Number 20170401894-76
	Filing Date and Time 09/20/2017 9:53 AM
	Entity Number E0509362009-9

Certificate of Designation
(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1. Name of corporation:

American Retail Group, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

RESOLVED, pursuant to Section 78.1955 of the Nevada Revised Statutes, the Board of directors of American Retail Group, Inc. hereby files this Certificate of Designation and designates a new class of Preferred Stock as Series A Convertible Preferred Stock having the voting powers, designations, preferences, limitations, restrictions and relative rights set forth in the Attachment annexed hereto.

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Attachment to Certificate of Designation of Series A Convertible Preferred Stock

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

"**Business Day**" means any day except Saturday, Sunday, and any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

"**Close of Business**" means 5:00 p.m. (New York City time).

"**Common Stock**" means the Company's common stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed into.

"**Common Stock Equivalents**" means any securities of the Company or the subsidiaries of the Company, whether or not vested or otherwise convertible or exercisable into shares of Common Stock at the time of such issuance, which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

"**Conversion Date**" shall have the meaning set forth in Section 7(a).

"**Conversion Price**" per share of Series A Preferred Stock as of any date means the product obtained by multiplying by 0.9 the average of the last sale price for the preceding three days or in the absence of a sale on any date, the average of the closing bid and asked prices as of such date. If the Common Stock is not listed on any exchange or sales thereof are not reported on any electronic trading system the Conversion Price as of any date shall mean the fair market value of the Common Stock as determined in good faith by the Board of Directors of the Company. For the avoidance of doubt, in the case of a voluntary conversion, the Conversion Price shall be determined as of the applicable Conversion Date. By way of illustration, if the last sales price as of the three Trading Days preceding a Conversion Date are $5.00, $6.00 and $6.00, the Conversion price would by the product of 0.9 x (($5.00 + $6.00 + $6.00)/3) = $5.10

"**Conversion Shares**" means, collectively, the shares of Common Stock issuable upon conversion of the shares of Preferred Stock in accordance with the terms hereof.

"**Dividend Payment Date**" means the 15th calendar day of each March and September, commencing on March 15, 2017.

"**Dividend Period**" means the respective period commencing on and including the 1st day of March and September of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period, which shall commence on the date of original issuance of the Series A Preferred Stock and end on and include February 28, 2018, and other than the Dividend Period during which any shares of Series A Preferred Stock shall be redeemed pursuant to Section 9, which shall end on and include the day preceding the applicable redemption date with respect to the shares of Series A Preferred Stock being redeemed).

"**Dividend Record Date**" means each the first Business Day of each March and September 1, or such other applicable record date designated by the Board of Directors for the payment of dividends that is not more than 60 or fewer than 10 days prior to the applicable scheduled Dividend Payment Date.

"**Effective Date**" means the date that this Certificate of Designation is filed with the Secretary of State of Nevada.

"**Fundamental Transaction**" shall have the meaning set forth in Section 8(b).

"**Holder**" shall mean the owner of Series A Preferred Stock.

"**Liquidation**" shall have the meaning set forth in Section 5.

"**Mandatory Conversion**" shall have the meaning set forth in Section 7(b).

"**Mandatory Conversion Date**" shall have the meaning set forth in Section 7(b).

"**Mandatory Conversion Shares**" shall have the meaning set forth in Section 7(b).

"**New York Courts**" shall have the meaning set forth in Section 10.

"**Notice of Conversion**" shall have the meaning set forth in Section 7(a).

"**Original Issue Date**" means July 24th, 2017.

"**Permitted Distributions**" means:

(i) dividends payable solely in capital stock of the Company ranking, as to dividends and as to rights upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, junior to the Series A Preferred Stock;

(ii) the conversion into or exchange for other shares of any class or series of capital stock of the Company ranking, as to dividends and as to rights upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, junior to the Series A Preferred Stock;

(iii) repurchases, redemptions or acquisitions of shares of the Common Stock or any other class or series of capital stock of the Company in connection with any employment contract, equity incentive plan, benefit plan or similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants, or in connection with the payment of exercise prices of options or warrants or withholding taxes relating to employee equity awards; and

(iv) repurchases, redemptions or acquisitions of warrants or convertible debt securities, or exchanges of options.

"**Person**" means an individual, entity, corporation, partnership, association, limited liability company, limited liability partnership, joint-stock company, trust or unincorporated organization.

"**PIK Shares**" shall have the meaning set forth in Section 4(b).

"**Principal Market**" means any of the markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE MKT, the OTC Bulletin Board, The NASDAQ Global Market, The NASDAQ Global Select Market, The NASDAQ Capital Market, the New York Stock Exchange, NYSE Arca, or the OTCQX Marketplace or the OTCQB Marketplace operated by OTC Markets Group Inc. (or any successor to any of the foregoing).

"**Redemption**" shall have meaning set forth in Section 9.

"**Redemption Date**" shall have meaning set forth in Section 9.

"**Redemption Notice**" shall have meaning set forth in Section 9.

"**Series A Preferred Stock**" shall have the meaning set forth in Section 2.

"**Stated Value**" means $10.00 per share.

"**Trading Day**" means a day on which any trading market or exchange on which the Common Stock may then trade is open for business.

Section 2. Designation, Amount and Par Value. The series of preferred stock designated by this Certificate shall be designated as the Company's Series A Convertible Preferred Stock (the "**Series A Preferred Stock**") and the number of shares so designated shall be 200,000. Each share of Preferred Stock shall have a par value of $0.0001 per share.

Section 3. Rank. The Series A Preferred Stock will rank, with respect to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Company: (i) senior to all classes or series of the Common Stock and to any other class or series of capital stock of the Company now or hereafter authorized, issued or outstanding expressly designated as ranking junior to the Series A Preferred Stock as to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company; (ii) on parity with any other class or series of capital stock of the Company expressly designated as ranking on parity with the Series A Preferred Stock as to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Company; and (iii) junior to any other class or series of capital stock of the Company expressly designated as ranking senior to the Series A Preferred Stock as to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company. The term "capital stock" does not include convertible or exchangeable debt securities, which, prior to conversion or exchange, will rank senior in right of payment to the Series A Preferred Stock. The Series A Preferred Stock will rank junior in right of payment to the Company's other existing and future debt obligations.

Section 4. Dividends. (a) Subject to the preferential dividend rights of the holders of any series or class of stock of the Company ranking senior as to the payment of dividends, the Holders will be entitled to receive, on any outstanding shares of Series A Preferred Stock held by such Holders, cumulative dividends, payable twice yearly by delivery of additional shares of Series A Preferred Stock ("**PIK Shares**") at an annual rate (the "Base Dividend Rate") of 10% of the Stated Value. Such dividends on the Series A Preferred Stock shall accrue and be cumulative from and including the Original Issue Date and shall be payable twice yearly on (A) each Dividend Payment Date, commencing March 15, 2018, (B) the Mandatory Conversion Date and (C) the Redemption Date; *provided, however*, that if any Dividend Payment Date is not a Business Day, then the dividend which would otherwise have been payable on such Dividend Payment Date may be paid on the next succeeding Business Day, in each case with the same force and effect as if paid on such Dividend Payment Date, and no interest or additional dividends or other sums shall accrue on the amount so payable from such Dividend Payment Date to such next succeeding Business Day. The amount of any dividend payable on the Series A Preferred Stock for any partial Dividend Period shall be prorated and computed on the basis of a 365-day year and the actual number of days elapsed. Dividends will be payable to holders of record as they appear in the stockholder records of the Company at the close of business on the applicable Dividend Record Date.

(b) In addition to the PIK Dividends provided for in Section 4 (a), should the Company pay any dividends on the Common Stock or on any class of Preferred Stock ranking junior to or on parity with the Series A Preferred Stock, in cash or other property (other than additional shares of Common Stock), the Holders of the Series A Preferred Stock shall participate in such dividend ratably on an as converted basis with the holders of the Common Stock or such other class of Preferred Stock as is designated to receive such dividend.

(f) Except as provided in Section 4(b) and except for Permitted Distributions, the Company shall not (A) declare and pay or declare and set aside for payment dividends in respect of the Common Stock or any other security junior in right of payment to the Series A Preferred Stock, or (B) declare and make any distribution of cash or other property, directly or indirectly, in each case, on or with respect to any shares of the Common Stock or shares of any other class or series of the capital stock of the Company ranking, as to dividends, junior to the Series A Preferred Stock, for any period; or (ii) redeem, purchase or otherwise acquire for any consideration, or make any other distribution of cash or other property, directly or indirectly, on or with respect to, or pay or make available any monies for a sinking fund for the redemption of, any Common Stock or shares of any other class or series of capital stock of the Company ranking, as to dividends and upon liquidation, junior to the Series A Preferred Stock.

Section 5. Liquidation Preference. (a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, before any distribution or payment shall be made to holders of shares of Common Stock or any other class or series of capital stock of the Company ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, junior to the Series A Preferred Stock, the holders of shares of Series A Preferred Stock shall be entitled to be paid out of the assets of the Company legally available for distribution to its stockholders, after payment of or provision for the debts and other liabilities of the Company, a liquidation preference of $10.00 per share of Series A Preferred Stock, plus an amount equal to any accrued and unpaid dividends (whether or not authorized or declared) to but excluding the date of payment. If, upon such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the full amount of the liquidating distributions on all outstanding shares of Series A Preferred Stock and the corresponding amounts payable on all shares of each other class or series of capital stock of the Company ranking, as to the distribution of the Company's assets upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, on parity with the Series A Preferred Stock in the distribution of assets, then the holders of shares of Series A Preferred Stock and each such other class or series of shares of capital stock of the Company ranking, as to the distribution of the Company's assets upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, on parity with the Series A Preferred Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

(b) Written notice of any such voluntary or involuntary liquidation, dissolution or winding up of the Company, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not fewer than 30 or more than 60 days prior to the payment date stated therein, to each record holder of shares of Series A Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Company. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Stock will have no right or claim to any of the remaining assets of the Company. The consolidation or merger of the Company with or into any other corporation, trust or entity, or the voluntary sale, lease, transfer or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the affairs of the Company.

Section 6. Voting Rights. Except as otherwise expressly provided herein or as required by law, each Holder shall be entitled to the whole number of votes equal to the number of shares of Common Stock into which such Holder's shares of Series A Preferred Stock would be convertible on the record date, and shall otherwise have voting rights and powers equal to the voting rights and powers of the Common Stock. Each Holder shall be entitled to receive the same prior notice of any stockholders' meeting as is provided to the holders of Common Stock in accordance with the bylaws of the Company, as well as prior notice of all stockholder actions to be taken by legally available means in lieu of a meeting, and shall vote as a class with the holders of Common Stock as if they were a single class of securities upon any matter submitted to a vote of stockholders, except those matters required by law or by the terms hereof to be submitted to a class vote of the Holders of shares of Series A Preferred Stock, in which case the Holders of shares of series A Preferred Stock only shall vote as a separate class.

In addition, as long as any shares of Series A Preferred Stock are outstanding, the Company may not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Series A Preferred Stock present at any meeting of the stockholders of the Company, (a) alter or change adversely the powers, preferences or rights given to the Series A Preferred Stock or alter or amend this Certificate of Designation, (b) amend its articles of incorporation or other charter documents in any manner that adversely affects any rights of the Holders, (c) increase the number of authorized shares of Series A Preferred Stock, unless such increase is necessary to pay PIK Dividends, (d) authorize a new series of preferred stock with dividend, liquidation or redemption rights senior or pari passu to the Series A Preferred Stock or (e) enter into any agreement with respect to any of the foregoing. For the avoidance of doubt, upon without the affirmative vote of the Holders of a majority of the then outstanding shares of the Series A Preferred Stock present at any meeting of the stockholders of the Company, the Company may (a) alter or change adversely the powers, preferences or rights given to the Series A Preferred Stock or alter or amend this Certificate of Designation, (b) amend its articles of incorporation or other charter documents in any manner that adversely affects any rights of the Holders, (c) increase the number of authorized shares of Series A Preferred Stock, unless such increase is necessary to pay PIK Dividends, (d) authorize a new series of preferred stock with dividend,

liquidation or redemption rights senior or pari passu to the Series A Preferred Stock or (e) enter into any agreement with respect to any of the foregoing.

Section 7. Conversion.

a) Conversions at Option of Holder. Subject to the provisions of this Section 7, each share of Series A Preferred Stock will be convertible, at any time and from time to time from and after the Effective Date, at the option of the Holder thereof, into Common Stock at the Conversion Price. Holders may effect conversions by providing the Company with a conversion notice (a "**Notice of Conversion**") which specifies the number of shares of Series A Preferred Stock to be converted, the number of shares of Series A Preferred Stock owned prior to the conversion at issue, the number of shares of Series A Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date of receipt of such Notice of Conversion by the Company (such date, the "**Conversion Date**"). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date will be the date that such Notice of Conversion to the Company is deemed delivered hereunder. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Series A Preferred Stock, a Holder will not be required to surrender the certificate(s) representing such shares of Series A Preferred Stock to the Company unless all of the shares of Series A Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Series A Preferred Stock promptly following the Conversion Date at issue. Shares of Series A Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof, will be restored to the status of authorized but unissued shares of preferred stock undesignated as to series and may be re-issued at shares of a series of preferred stock subsequently authorized by a duly adopted resolution of the Board of Directors.

b) Mandatory Conversions at Option of Company. Commencing on the Trading Day which is ninety (90) days after the date on which the Company acquires one or more operating businesses through a "reverse merger" or any other form of acquisition, the Company in its sole discretion may effect the conversion of all or any portion of the Series A Preferred Stock to Common Stock (a "**Mandatory Conversion**") by providing written notice to each Holder of such conversion, and issuing to the Holders the Conversion Shares issuable upon the Mandatory Conversion (the "**Mandatory Conversion Shares**"). In the event of a conversion of less than all of the shares of Series A Preferred Stock outstanding, the Company shall convert the same potion of the Series A Preferred Stock then held by each Holder. Within five Business Days following receipt of the Mandatory Conversion Shares, each Holder shall return the certificates for shares of its Series A Preferred Stock to the Company; provided that, failure by the Holder to return a certificate for shares of Series A Preferred Stock will have no effect on the Mandatory Conversion pursuant to this Section 7(b), which Mandatory Conversion will be deemed to occur upon the issuance by the Company of the Mandatory Conversion Shares (the "**Mandatory Conversion Date**"), and the Series A Preferred Stock will be deemed to no longer be outstanding as of the date of such issuance.

c) Conversion Price. The number of shares of Common Stock which the Company shall issue upon conversion of the Preferred Stock (whether pursuant to Section 7(a) or 7(b)) will be the number of shares of Series A Preferred Stock to be converted, multiplied by the Stated Value, divided by the Conversion Price in effect at the time of the conversion.

e) Mechanics of Conversion at Option of Holder

i. Delivery of Certificate Upon Conversion. Not later than three Trading Days after each Conversion Date, the Company shall deliver, or cause to be delivered, to the converting Holder a certificate or certificates which will contain appropriate restrictive legends and trading restrictions, if any are required, representing the number of Conversion Shares being acquired upon the conversion of shares of Preferred Stock. On or after the Effective Date, the Company shall, upon request of such Holder, use its best efforts to deliver any certificate or certificates required to be delivered by the Company under this Section 7 electronically through the Depository Trust Company or another established clearing corporation performing similar functions. If in the case of any Notice of Conversion such certificate or certificates are not delivered to or as directed by the applicable Holder

by the third Trading Day after the Conversion Date, the applicable Holder shall be entitled to elect to rescind such Conversion Notice by written notice to the Company at any time on or before its receipt of such certificate or certificates, in which event the Company shall promptly return to such Holder any original Series A Preferred Stock certificate delivered to the Company and such Holder shall promptly return to the Company any Common Stock certificates representing the shares of Series A Preferred Stock unsuccessfully tendered for conversion to the Company.

ii. Reservation of Shares Issuable Upon Conversion. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series A Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of the Series A Preferred Stock, not less than such aggregate number of shares of the Common Stock as are issuable (taking into account the adjustments of Section 8) upon the conversion of all outstanding shares of Series A Preferred Stock. The Company covenants that all shares of Common Stock so issuable shall, upon issue, be duly authorized, validly issued, fully paid and non-assessable.

iii. Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Series A Preferred Stock. As to any fraction of a share which a Holder would otherwise be entitled to purchase upon such conversion, the Company shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

iv. Transfer Taxes. The issuance of certificates for shares of the Common Stock on conversion of this Series A Preferred Stock will be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Company will not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holders of such shares of Series A Preferred Stock and the Company will not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof will have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

Section 8. Certain Adjustments.

a) Stock Dividends and Stock Splits. If the Company, at any time while the Series A Preferred Stock is outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, will not include any shares of Common Stock issued by the Company upon conversion of this Preferred Stock); (B) subdivides outstanding shares of Common Stock into a larger number of shares; (C) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares; or (D) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Company, then the Conversion Price will be multiplied by a fraction of which the numerator will be the number of shares of Common Stock (excluding any treasury shares of the Company) outstanding immediately before such event and of which the denominator will be the number of shares of Common Stock, or in the event that clause (D) of this Section 8(a) will apply shares of reclassified capital stock, outstanding immediately after such event. Any adjustment made pursuant to this Section 8(a) will become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and will become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b) Fundamental Transaction. If, at any time while the Series A Preferred Stock is outstanding, (A) the Company effects any merger or consolidation of the Company with or into another Person, (B) the Company effects any sale of all or substantially all of its assets in one transaction or a series of related transactions, (C) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (D) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a "**Fundamental Transaction**"), then, upon any subsequent conversion of the Series A Preferred Stock, the

Holders shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the "**Alternate Consideration**"). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall adjust the Conversion Price in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holders shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders' right to convert such preferred stock into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 8(b) and insuring that the Series A Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

c) Calculations. All calculations under this Section 8 will be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 8, the number of shares of Common Stock deemed to be issued and outstanding as of a given date will be the sum of the number of shares of Common Stock (excluding any treasury shares of the Company) issued and outstanding.

d) Notice to the Holders.

i. Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 8, the Company shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

ii. Notice to Allow Conversion by Holder. If, while the Preferred Stock is outstanding, (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of this Preferred Stock, and shall cause to be delivered to each Holder at its last address as it shall appear upon the stock books of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. The Holder is entitled to convert this Preferred Stock (or any part hereof) during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice.

Section 9. Optional Redemption. Commencing on the first anniversary of the Original Issue Date and at any time thereafter, the Company may, in its sole discretion, redeem all of the outstanding Preferred Stock, at a purchase price of $10.00 per share, plus any accrued but unpaid dividends (a "**Redemption**"), by providing notice (the "**Redemption Notice**") to each Holder of the Company's election to redeem the Preferred Stock and paying the purchase price for the Redemption in accordance with this Section 9. The Redemption Notice will state the effective date of the Redemption (the "**Redemption Date**"), which will be not less than 30 days nor more than 60 days from the date of delivery of the Redemption Notice. The Holder may elect to convert the Preferred Stock to Common Stock in accordance with Section 7 at any time prior to the Redemption Date. If the Holder fails to convert its Preferred Stock to Common Stock prior to the Redemption Date, the Holder shall, prior to the Redemption Date, return the certificates for its Preferred Stock to the Company, and provide the Company with wire instructions for payment of the purchase price. On the Redemption Date, the Company may effect the Redemption by paying the purchase price for the Redemption in accordance with such wire instructions or (if no such instructions are received by the Company) by check sent to the address of the Holder as set forth in Section 10. Failure by the Holder to return a certificate for Preferred Stock will have no effect on the Redemption pursuant to this Section 9, which Redemption will be deemed to occur upon payment by the Company of the purchase price, and the Preferred Stock will be deemed to no longer be outstanding as of the date of such payment.

Section 10. Miscellaneous.

a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service, addressed to the Company, at the address set forth in the Purchase Agreement or at such address as the Company may specify for such purposes by notice to the Holders delivered in accordance with this Section. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally or sent by a nationally recognized overnight courier service addressed to each Holder at the address of such Holder appearing on the books of the Company, or if no such address appears on the books of the Company, at the principal place of business of the Holders. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of the Trading Day following the date of mailing, if sent by nationally recognized overnight courier service, or upon actual receipt by the party to whom such notice is required to be given.

b) Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay liquidated damages, accrued dividends and accrued interest, as applicable, on the shares of Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

c) Lost or Mutilated Preferred Stock Certificate. If a Holder's Preferred Stock certificate becomes mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership thereof reasonably satisfactory to the Company.

d) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation will be governed by and construed and enforced in accordance with the internal laws of the State of Nevada, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by this Certificate of Designation (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) may be commenced only in the state and federal courts sitting in the City of New York, Borough of Manhattan (the "**New York Courts**"). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served

in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If either party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys' fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

e) Waiver. Any waiver by the Company or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Company or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver by the Company or a Holder must be in writing.

f) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

g) Status of Shares of Converted, Redeemed Series A Preferred Stock. If any shares of Series A Preferred Stock shall be converted, redeemed or otherwise reacquired by the Company, such shares shall resume the status of authorized but unissued Preferred Stock undesignated as to series and may be re-issued as shares of a series of preferred stock subsequently authorized by a duly adopted resolution of the Board of Directors.

h) Status of Shares of Unissued Series A Preferred Stock. Upon the conversion or redemption of all of the shares of Series A Preferred Stock issued pursuant to the Offering or as PIK Shares, all remaining unissued shares of Series A Preferred Stock shall resume the status of authorized but unissued Preferred Stock undesignated as to series and may be re-issued as shares of a series of preferred stock subsequently authorized by a duly adopted resolution of the Board of Directors,